Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Uranium Royalty Corp. of our report dated July 28, 2026 relating to the financial statements of Uranium Royalty Corp., which appears in Uranium Royalty Corp.’s Annual Report on Form 10-K for the year ended April 30, 2026.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

August 4, 2026